FINANCIAL COUNSELORS INC. PROXY VOTING GUIDELINES
-------------------------------------------------

Recently, the Securities and Exchanage Commission issued Rule 206(4)-6 on proxy voting by investment advisors. This rule mandates that an advisor voting proxies for its clients maintain written proxy voting guidelines and disclose these guidelines and its voting record to their clients. As quoted below, it is deemed "a fraudulent, deceptive, or manipulative act...for an investment adviser to exercise voting authority with respect to client securities, unless

     i)   the  adviser  has  adopted  and  implemented   written   policies  and
          procedures that are reasonably designed to ensure that the adviser votes proxies in the best interests of its clients,

     ii) the adviser describes its proxy voting procedures to its clients and provides copies on request, and

     iii) the adviser discloses to clients how they may obtain information on how the advisor voted their proxies."

As the SEC states, "Investment advisors registered with us have discretionary authority to manage $19 trillion of assets on behalf of their clients... This enormous voting power gives advisors significant ability collectively, and in many cases individually, to affect the outcome of shareholder votes and influence the governance of corporations." Advisors as a group can thus affect the future of corporations and the future value of the securities of those corporations. Understanding the responsibilities that an adviser has as a fiduciary to vote its clients' proxies wisely and in the clients' best interest, Financial Counselors Inc. has adopted the following policies and procedures for proxy voting with regard to companies in the investment portfolios of our clients.

PROXY VOTING PROCESS
--------------------

It is stated in each Investment Management Agreement whether or not Financial Counselors Inc. (FCI) has the fiduciary responsibility to vote proxies for specific clients. In general, FCI only retains that voting authority for retirement plans, as required by the Employee Retirement Income Security Act (ERISA) and the Department of Labor. Custodians of other clients' accounts are directed to send proxy ballots to the clients themselves. In the case of trust accounts, the custodian is often also a trustee and as such handles the proxy voting for those accounts.

Proxy voting is overseen at FCI by Bryant Barnes, co-Chief Investment Officer and one of our other senior portfolio managers (as of this writing, Val Schaff). FCI subscribes to a proxy voting service run by Automatic Data Processing (ADP), which monitors proxy proposals for the companies which FCI owns in its portfolios. ADP, with information provided to it by FCI on number of shares owned, issues aggregated ballots for each proxy proposal put forward at these companies. FCI is then able to vote online with one vote (or multiple votes if appropriate) on each aggregated proxy ballot. Use of the ADP service helps ensure that FCI will not overlook any proxy proposals and helps us to monitor the shares over which we have voting authority.

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It is FCI's intention to vote on all proxy proposals in a timely manner,  unless abstaining on a particular ballot is seen to be in the best interests of the shareholders. In some instances, a proxy vote may present a conflict between the interests of a client, on the one hand, and our interests or the interests of a person affiliated with us, on the other. In such a case, we will disclose this conflict to our clients when it arises and obtain their consents before voting.

VOTING GUIDELINES
-----------------

FCI realizes that no set of proxy voting guidelines can anticipate all situations that may arise. In special cases, we may go outside the Proxy Voting Committee to seek the opinion of the Investment Committee on how a particular proxy proposal will impact the financial prospects of a company, and vote accordingly. The guidelines below are simply a summary of how we would vote on general topics.

O        ROUTINE BUSINESS DECISIONS
         --------------------------

In matters which FCI considers routine business (e.g., election of non-contested directors, name changes, company fiscal year and annual meeting date proposals, etc.), it will be our general policy to support management's recommendations, absent a particular reason to the contrary. Votes for directors in a contested election will be considered on a case by case basis

The election of a company's board of directors is one of the most fundamental rights held by shareholders. Because a classified board structure prevents shareholders from electing a full slate of directors annually, we will generally support efforts to declassify boards or other measures that permit shareholders to remove a majority of directors at any time, and will generally oppose efforts to adopt classified board structures.

o        CORPORATE GOVERNANCE
         --------------------

FCI will vote for all measures that act to increase the independence of the Board of Directors and for confidential voting. We will vote against proposals to limit directors' tenure.

In addition, we believe that the relationship between a company and its auditors should be limited primarily to the audit engagement, although it may include certain closely related activities that do not raise an appearance of impaired independence. We will evaluate on a case-by-case basis instances in which the audit firm has a substantial non-audit relationship with a company to determine whether we believe independence has been, or could be, compromised.

o        EQUITY-BASED COMPENSATION PLANS
         -------------------------------

We believe that appropriately designed equity-based compensation plans, approved by shareholders, can be an effective way to align the interests of shareholders and the interests of directors, management, and employees by providing incentives to increase shareholder value. Conversely, we are opposed to plans
that  substantially   dilute

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ownership interests in the company,  provide participants with excessive awards, or have inherently objectionable structural features.

We will generally support measures intended to increase stock ownership by executives and the use of employee stock purchase plans to increase company stock ownership by employees. These may include:

          1.   Requiring senior executives to hold stock in a company.
          2. Requiring stock acquired through option exercise to be held for a certain period of time.
          3.   Using restricted stock grants instead of options.
          4. Awards based on non-discretionary grants specified by the plan's terms rather than subject to management's discretion.

     While we evaluate plans on a case-by-case basis, we will generally oppose plans that have the following features:

          1.   Annual option grants that would exceed 2% of outstanding shares.
          2. Ability to issue options with an exercise price below the stock's current market price.
          3.   Automatic share replenishment ("evergreen") feature.
          4. Authorization to permit the board of directors to materially amend a plan without shareholder approval.
          5. Authorizes the re-pricing of stock options or the cancellation and exchange of options without shareholder approval.

     These are guidelines, and we consider other factors, such as the nature of the industry and size of the company, when assessing a plan's impact on ownership interests.

o        CORPORATE STRUCTURE
         -------------------

We view the exercise of shareholders' rights, including the rights to act by written consent, to call special meetings and to remove directors, to be fundamental to good corporate governance.

Because classes of common stock with unequal voting rights limit the rights of certain shareholders, we generally believe that shareholders should have voting power equal to their equity interest in the company and should be able to approve or reject changes to a company's by-laws by a simple majority vote.

Because the requirement of a supermajority vote can limit the ability of shareholders to effect change, we will support proposals to remove super-majority (typically from 66.7% to 80%) voting requirements for certain types of proposals and oppose proposals to impose super-majority requirements.

o        SHAREHOLDER RIGHTS PLANS
         ------------------------

While we recognize that there are arguments both in favor of and against shareholder rights plans, also known as poison pills, such measures may tend to entrench current

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management, which we generally consider to have a negative impact on shareholder value.

We believe the best approach is for a company to seek shareholder approval of rights plans and we generally support shareholder resolutions requesting that shareholders be given the opportunity to vote on the adoption of rights plans.

We will rarely support poison pill provisions, but will consider such plans on a case by case basis.

CLIENT INFORMATION
------------------

A copy of these Proxy Voting Policies and Procedures is available to our clients, without charge, upon request, by calling 1-800-615-2536. In addition, we will provide each client, without charge, upon request, information regarding the proxy votes cast by us with regard to the client's securities.